Exhibit 99-2
      Names and Addresses of Additional Reporting Persons:
      Charles B. Johnson
      Franklin Templeton
      One Franklin Parkway
      San Mateo, CA 94403-1906

      Rupert H. Johnson, Jr.
      Franklin Templeton
      One Franklin Parkway
      San Mateo, CA 94403-1906

      By:

      /s/Lori A. Weber
      Lori A. Weber
      Attorney-in-Fact for Charles B. Johnson
      Attorney-in-Fact for Rupert H. Johnson, Jr.